Exhibit 16.1




April 18, 2005


Office of the Chief Accountants
SECPS Letter File
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Medical Makeover Corporation of America
    File Reference No 000-11596


We were previously the principal accountants for Medical Makeover Corporation of America since January 13, 2005 but have not reported on the financial statements of the Company as of December 31, 2004 or conducted any other audit services for the Company. On April 12, 2005, we were dismissed as principal accountant. We have read Medical Makeover Corporation of America's statements included in Item
4.01 (a)(i), (ii), and (iv) of the Form 8-K dated April 18, 2005 of Medical Makeover Corporation of America to be filed with the Securities and Exchange Commission and we agree with such statements.





Very truly yours,

DE MEO YOUNG MCGRATH, P.A.

/s/ Roberta Young, CPA
For the Firm